Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of November, 2015, by and between Third Security, LLC, a Virginia limited liability company (“THIRD SECURITY”), and Intrexon Corporation, a Virginia corporation (“INTREXON”).

WHEREAS, THIRD SECURITY and INTREXON desire that THIRD SECURITY provide certain services to INTREXON, pursuant to the terms and conditions of this Agreement;

WHEREAS, this Agreement has been approved unanimously by the disinterested directors of the INTREXON Board of Directors and by the Audit Committee thereof, including in respect of INTREXON’s Statement of Policy with Respect to Related Person Transactions; and

WHEREAS, this Agreement is made pursuant and subject to the provisions of INTREXON’s Amended and Restated 2013 Omnibus Incentive Plan, as amended (the “Plan”).

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be bound hereby, agree as follows:

1. Services. THIRD SECURITY will provide or cause to be provided to INTREXON those services necessary or appropriate to support INTREXON and the Chief Executive Officer of INTREXON as set forth on Schedule A, as the same may be amended from time to time by mutual agreement of the parties (the “Services”).

2. Charges for Services. As consideration for the Services provided hereunder, INTREXON shall pay to THIRD SECURITY, on a monthly basis, such number of shares of Common Stock of INTREXON, rounded down to the nearest whole number, equal to a value of Eight Hundred Thousand Dollars ($800,000.00). Such value shall be based upon the closing price of the Common Stock of INTREXON on the New York Stock Exchange (the “NYSE”) on the fifteenth (15th) calendar day of each month (or, if such date is not a trading day, the most recent trading day prior to such date) (the “Share Calculation Date”) and shall be issued to THIRD SECURITY in accordance with Section 3 below.

3. Terms of Payment.

(a) The shares of Common Stock issuable to THIRD SECURITY pursuant to Section 2 above shall be issued and delivered to THIRD SECURITY no later than fifteen (15) days after the end of the calendar month during which the applicable Services are provided (the “Share Issuance Date”). If the Share Issuance Date falls during a period when, pursuant to applicable law, regulations, NYSE rules or INTREXON’s internal policies or agreements with third parties, INTREXON is not permitted to issue such shares, such shares shall be issued and delivered to THIRD SECURITY no later than the third business day following the conclusion of such period.

(b) Notwithstanding anything to the contrary contained herein, in no event shall INTREXON be required to issue and deliver to THIRD SECURITY any shares of INTREXON Common Stock the issuance of which would (i) require stockholder approval under NYSE rules, unless and until such stockholder approval has been obtained, or (ii) be in violation of or otherwise conflict with Section 6.03 of the Plan. If, based on the advice of counsel, INTREXON determines that it is unable to issue shares of INTREXON Common Stock in accordance with the preceding sentence on the Share Issuance Date, but is able to issue shares of INTREXON Common Stock within thirty (30) days after the Share Issuance Date, INTREXON shall deliver to THIRD SECURITY such shares of INTREXON Common Stock no later than the third business day following the thirtieth (30th) day after the Share Issuance Date. If, based on the advice of counsel, INTREXON determines that it is unable to issue shares of INTREXON Common Stock in accordance with the first sentence of this Section 3(b) within thirty (30) days after the Share Issuance Date, INTREXON shall deliver to THIRD SECURITY no later than the third business day following the thirtieth (30th) day after the Share Issuance Date an amount in cash equal to (i) Eight Hundred Thousand Dollars ($800,000.00) minus (ii) the value of any portion of such payment that has been issued and delivered in shares of INTREXON Common Stock calculated by dividing the number of shares delivered by the closing price of the Common Stock of INTREXON on the NYSE on the applicable Share Calculation Date.

(c) All shares of Common Stock of INTREXON issued and delivered under this Agreement shall be subject to any anti-pledging and/or anti-hedging policies INTREXON may adopt from time to time, in each case as if Third Security were an executive officer of INTREXON.

(d) If this Agreement is terminated pursuant to Section 4 below, the number of shares of Common Stock of INTREXON to be issued and delivered by INTREXON to THIRD SECURITY in respect of Services provided for the month during which such termination occurred shall be equal to a value of Eight Hundred Thousand Dollars ($800,000.00), pro-rated through the date of termination of the Services. For purposes of this Section 3(d), such shares shall be issued and delivered to THIRD SECURITY in accordance with Section 3(a) and the value of such shares shall be based upon the closing price of the Common Stock of INTREXON on the NYSE on the date of termination of the Services (or, if such date is not a trading day, the first trading day thereafter).

4. Term of Agreement. The term of this Agreement shall commence immediately upon the date hereof and continue for a period of one (1) year unless earlier terminated by agreement of the parties hereto. The Agreement may be extended on a year-to-year basis by agreement of the Parties, with INTREXON’s agreement conditioned on the unanimous approval of the independent directors of INTREXON’s Board of Directors. Notwithstanding the foregoing, this Agreement shall become terminable (i) at any time by INTREXON upon delivery of written notice to THIRD SECURITY; and (ii) upon thirty (30) days’ notice by THIRD SECURITY upon delivery of written notice to INTREXON. The obligations in Sections 4, 8, 9, 10 and 11 shall survive termination of this Agreement.

5. Performance of Services.

(a) Each party acknowledges that the Services will be provided only with respect to INTREXON’s business or the business of its subsidiaries and affiliates, as requested from time to time by INTREXON. THIRD SECURITY reserves the right to take all actions, including the termination of any Services or part thereof, in order to ensure that the Services are provided in accordance with any applicable laws and regulations. THIRD SECURITY shall promptly notify INTREXON and provide an explanation of any such termination of services.

(b) Any input or information needed by either party to perform or utilize the Services pursuant to the provisions of this Agreement shall be provided by the other party promptly and in accordance with the disclosure practices of such party. Information provided to THIRD SECURITY shall be subject to the terms of confidentiality of this Agreement.

(c) For all purposes of this Agreement and the performance of Services hereunder, THIRD SERCURITY is and will be an independent contractor. Nothing contained in this Agreement is intended or should be construed to make or constitute either THIRD SECURITY or any of its officers or employees an employee of INTREXON. Without limiting the generality of the foregoing, THIRD SECURITY acknowledges and agrees that (i) INTREXON will not withhold any federal, state, local or social security taxes from any payments due to THIRD SECURITY pursuant to this Agreement, (ii) THIRD SECURITY is solely responsible for the payment of all such taxes, and (iii) THIRD SECURITY will not be covered by or otherwise eligible for any benefits that INTREXON provides to its employees.

6. Representations and Warranties of THIRD SECURITY. THIRD SECURITY represents, warrants and covenants that:

(a) THIRD SECURITY has full legal authority to enter into this Agreement and provide the Services hereunder, and this Agreement constitutes the legal, valid and binding obligation of THIRD SECURITY enforceable against THIRD SECURITY in accordance with its terms.

(b) THIRD SECURITY shall perform the Services, or cause the Services to be performed, in a professional manner and in accordance with a reasonable standard of care, skill, timeliness and prudence. THIRD SECURITY agrees that it shall provide the Services, or cause the Services to be provided, in accordance with all applicable federal, state and local laws, and regulations, and all of the standards and policies of INTREXON that shall be communicated to THIRD SECURITY from time to time, including but not limited to the INTREXON Code of Business Conduct and Ethics.

(c) All THIRD SECURITY employees or agents who are providing any services in connection with the Services (i) are lawfully employed in compliance with all federal, state, and local professional licensure, employment, labor and immigration laws, (ii) have the requisite experience and expertise to conduct the Services in compliance with all applicable laws, (iii) have executed confidentiality or non-disclosure agreements with terms at least as restrictive as the provisions in this Agreement, and (iv) have had and will continue to have any and all applicable withholding or payroll and employment taxes withheld and paid by THIRD SECURITY, and THIRD SECURITY will continue to be in such compliance.

(d) THIRD SECURITY shall provide, upon the reasonable request of the Audit Committee of the Board of Directors of INTREXON, information regarding the performance of the Services performed hereunder, including such information as may be requested from time to time for purposes of INTREXON’s accounting or tax analysis and reporting.

(e) The execution, delivery and performance of this Agreement by THIRD SECURITY does not conflict with, breach or create in any third party the right to accelerate, terminate or modify any agreement or instrument to which THIRD SECURITY is a party or by which THIRD SECURITY is bound, and does not violate any applicable law. THIRD SECURITY’s performance of the Services will not violate the terms and conditions of any other agreement for services, employment or confidentiality or non-disclosure with any other individual or entity. THIRD SECURITY will not disclose to INTREXON, use or induce INTREXON to use any confidential or proprietary information or trade secrets of others.

(f) THIRD SECURITY shall notify INTREXON immediately upon receipt of notice of any governmental, judicial or adversarial proceeding (public or private), litigation, suit, arbitration, action, cause of action or governmental inquiry or investigation concerning THIRD SECURITY or any of its employees or agents who perform work or provide services in connection with the Services.

(g) THIRD SECURITY shall timely file, or cause be filed, all reports required to be filed by THIRD SECURITY under federal securities laws, including Section 16 of the Securities Exchange Act of 1934, as amended, in connection with payments made by INTREXON to THIRD SECURITY pursuant to this Agreement.

(h) THIRD SECURITY acknowledges that the shares of Common Stock of INTREXON to be issued to THIRD SECURITY pursuant to this Agreement are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”) or INTREXON receives an opinion of counsel reasonably satisfactory to INTREXON that such registration is not required. THIRD SECURITY is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about INTREXON, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a “broker’s transaction” or a transaction directly with a “market maker” and the number of shares of the stock being sold during any three (3)-month period not exceeding specified limitations. THIRD SECURITY further acknowledges and understands that INTREXON may not be satisfying the current public information requirement of Rule 144 at the time THIRD SECURITY wishes to sell shares of Common Stock of INTREXON issued to THIRD SECURITY pursuant to this Agreement and, if so, THIRD SECURITY would be precluded from selling such shares under Rule 144 even if the one year minimum holding period has been satisfied.

(i) THIRD SECURITY acknowledges that any certificates issued to THIRD SECURITY evidencing shares of Common Stock of INTREXON shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO INTREXON CORPORATION.

(j) THIRD SECURITY understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon THIRD SECURITY’s representations contained in the Agreement. THIRD SECURITY hereby further represents and warrants as follows:

(i) THIRD SECURITY (1) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act, and (2) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the shares of INTREXON Common Stock issued pursuant to this Agreement except in compliance with the Securities Act and applicable state securities laws.

(ii) THIRD SECURITY has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in INTREXON and has the capacity to protect its own interests. THIRD SECURITY must bear the economic risk of this investment indefinitely unless the shares of common stock are registered pursuant to the Securities Act, or an exemption from registration is available. THIRD SECURITY understands that INTREXON has no present intention of registering the shares of its Common Stock issuable hereunder. THIRD SECURITY is acquiring shares hereunder for THIRD SECURITY’s own account for investment only, and not with a view towards their distribution. THIRD SECURITY represents that by reason of its, or of its management’s, business or financial experience, THIRD SECURITY has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(k)	THIRD SECURITY acknowledges and agrees that it is aware (and that its employees and agents are aware or, upon receipt of any non-public information of INTREXON, will be advised by THIRD SECURITY) that (i) information being furnished in connection with this Agreement may contain material, non-public information regarding INTREXON and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning INTREXON, from purchasing or selling securities of INTREXON or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Representations and Warranties of INTREXON. INTREXON represents, warrants and covenants that:

(a) INTREXON has full legal authority to enter into this Agreement, and this Agreement constitutes the legal, valid and binding obligation of INTREXON enforceable against INTREXON in accordance with its terms.

(b) The execution, delivery and performance of this Agreement by INTREXON does not conflict with, breach or create in any third party the right to accelerate, terminate or modify any agreement or instrument to which INTREXON is a party or by which INTREXON is bound, and does not violate any applicable law.

(c) The shares of INTREXON Common Stock to be issued pursuant to this Agreement are, and when delivered pursuant to this Agreement will be, (i) duly authorized, validly issued, and outstanding; (ii) fully paid, non-assessable, and free of preemptive rights; and (iii) free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances, or other interests of third parties of any nature whatsoever.

8. Liability and Indemnification.

(a) In respect of the Services, each of the parties, including their respective successors and assigns, agrees to indemnify, defend and hold harmless the other party and its affiliates and their respective employees, agents, officers and directors (such party’s “Indemnified Group”) from and against any claims by a third party, and any resulting losses, costs, claims, suits, expenses (including, without limitation, out-of-pocket expenses and fees and disbursements of counsel), damages and awards (collectively, a “Claim”) arising out of or resulting from (i) its gross negligence or willful misconduct, or (ii) a breach of any of its obligations, representations or warranties hereunder, except to the extent that such Claim arises out of or results from the gross negligence or willful misconduct of, or a breach hereunder by, a member of such party’s Indemnified Group. An express condition of this obligation is that, whenever an indemnified party has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such indemnified party shall promptly give written notice to the indemnifying party of all pertinent data surrounding such incident and, in the event a Claim is made or suit is brought, all indemnified parties shall assist the indemnifying party and cooperate in gathering information and in investigating and defending such Claim or suit. No indemnified party shall, except at its own cost, voluntarily make any payment or incur any expense in connection with any such Claim without the prior written consent of the indemnifying party. In addition, the indemnifying party may, at its sole discretion, and at its own expense, carry out the sole management, defense and settlement of such Claim or suit, and shall provide attorneys of its sole choosing to defend against any such Claim or suit.

(b) For the avoidance of doubt, in no event will THIRD SECURITY be entitled to indemnification for any matter for which it is seeking indemnification where an officer of INTREXON would not be permitted to receive indemnification under Virginia law if such officer were seeking indemnification.

(c) This Section 8 shall survive the termination of this Agreement until such time as the obligations of the parties (including their respective successors and assigns) set forth in this Section 8 have been fully satisfied.

9. Confidentiality. The parties each agree to hold in trust and maintain confidential, and, except as required by law or applicable rules and regulations promulgated thereunder or by court order or other legal process, not to disclose to others without first obtaining the prior written approval of the other party, any information received by it from the other party or developed or otherwise obtained by it under this Agreement, including all information resulting from the provision or utilization of the Services hereunder (collectively, the “Information”), provided, however, that notwithstanding the foregoing, INTREXON shall not be required to obtain prior written approval in order to provide the Information (i) to any required governmental agency or to INTREXON’s outside accountants or external legal counsel or (ii) to a third party subject to a confidentiality obligation with respect to the Information. THIRD SECURITY agrees to hold the Information of INTREXON in trust for INTREXON’s whole benefit, and, therefore, at all times while performing the Services hereunder and at all times thereafter, THIRD SECURITY shall not use any of the Information of INTREXON for THIRD SECURITY’s own benefit or for the benefit of third parties without the express prior written consent of an authorized officer of INTREXON, unless required by law or legal process. Following the termination of this Agreement in whole or in part, THIRD SECURITY shall, upon request by INTREXON, return to INTREXON all written Information that it obtained and shall not retain or allow any third party to retain photocopies or other reproductions of such Information, provided that (i) THIRD SECURITY may retain any electronic copies of the Information maintained through its archival electronic processes, (ii) THIRD SECURITY may retain any Information to the extent reasonably needed to comply with applicable tax, accounting or financial reporting requirements or to resolve any legal issues identified at the time of termination, and (iii) in the case of a partial termination of this Agreement, THIRD SECURITY may retain any Information required to perform or utilize any remaining Services covered by this Agreement. Alternatively, THIRD SECURITY may, upon receipt of the written consent of INTREXON, destroy such Information instead of returning the same pursuant to the foregoing sentence, and provide INTREXON with written notice confirming such destruction. The obligations set forth in this Section 9 shall not apply to any Information that is shown by either party to be or have become knowledge generally available to the public other than through the acts or omissions of such party.

10. Results; Proprietary Rights; Ownership of Work Product.

(a) Inventions, processes, know-how, trade secrets, data, improvements, copyrights, trademarks, patents and/or other intellectual property relating to the Services, that are conceived, generated or first reduced to practice, as the case may be, during the term of this Agreement by either INTREXON or THIRD SECURITY, or jointly by INTREXON and THIRD SECURITY, will be the property of INTREXON (“Inventions”).

(b) All information, discoveries, data, summaries, statistics and reports that are generated, discovered, conceived or reduced to practice in the course of or as a direct consequence of this Agreement or the Services provided (the “Work Product”) is and shall be deemed to be the property of INTREXON. THIRD SECURITY shall promptly disclose to INTREXON all Inventions or Work Product that THIRD SECURITY learns of or creates, and THIRD SECURITY shall execute or cause to be executed any documentation necessary or reasonably convenient to vest title to the Inventions and Work Product in INTREXON. THIRD SECURITY shall have no right to: (i) copyright any material produced directly or indirectly from the Inventions, Work Product or the work under this Agreement pursuant to the Services or this Agreement; and/or (ii) patent or file a patent application disclosing any Invention of any such process or product produced directly or indirectly from the Inventions, Work Product, or work pursuant to the Services or this Agreement. THIRD SECURITY shall report to INTREXON promptly and in reasonable written detail each notice or claim of patent or copyright infringement, and shall fully cooperate and assist INTREXON with any such claim. THIRD SECURITY hereby assigns and transfers to INTREXON all right, title and interest in and to the Inventions and agrees to take all further acts reasonably required to evidence such assignment and transfer to INTREXON at INTREXON’s expense. THIRD SECURITY shall have no obligation to assign, license, or otherwise convey any right, title or interest to INTREXON in inventions, processes, know-how, trade secrets, improvements, other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software (i) which have been independently developed by THIRD SECURITY prior to the Effective Date of this Agreement and (ii) which relate solely to its business or operations (collectively “THIRD SECURITY Property”). INTREXON and THIRD SECURITY agree that any THIRD SECURITY Property or improvements thereto which are used, improved, modified or developed solely by THIRD SECURITY under or during the term of this Agreement are the sole and exclusive property of the THIRD SECURITY.

(c) Upon request of INTREXON, whether during the term of this Agreement (including any Amendments hereto), or thereafter, THIRD SECURITY will do all lawful acts as are reasonable and customary, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of INTREXON, its successors or assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patent or patents, including, but not limited to, design patents, on any and all Inventions, and for perfecting, affirming and recording INTREXON complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto and THIRD SECURITY will not take any acts adverse to INTREXON’s ownership rights herein.

11. Miscellaneous.

(a) Assignment. Neither party shall assign or transfer any of its rights or delegate any of its obligations under this Agreement without first obtaining the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion, provided, however, that notwithstanding the foregoing, INTREXON shall not be required to obtain prior written consent in order to transfer its rights and obligations under this Agreement to a subsidiary of or successor to INTREXON. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by United States mail, certified, return receipt requested, postage prepaid, by express mail by a nationally recognized carrier, or by facsimile transmission (provided, if sent by facsimile transmission, such notice shall also be sent by one of the other methods provided under this section within 24 hours after initially sent by facsimile transmission) to the following:

if to THIRD SECURITY:

Third Security, LLC

Attn: Legal Department

The Governor Tyler

1881 Grove Avenue

Radford, VA 24141

Fax No.: 540-633-7939

if to INTREXON:

Intrexon Corporation

Attn: Chief Legal Officer

20374 Seneca Meadows Parkway

Germantown, MD 20876

Fax No.: 301-556-9902

with a copy (which shall not constitute notice, but shall be required for notice) to:

Intrexon Corporation

Attn: Lead Independent Director

20374 Seneca Meadows Parkway

Germantown, MD 20876

Fax No.: 301-556-9902

or by e-mail to the e-mail addresses previously provided to the other party (provided, if sent by e-mail, such notice shall also be sent by one of the other methods provided under this section within 24 hours after initially sent by e-mail) or to such other addresses as either party may designate from time to time in writing. The date of any notice so sent will be deemed to be the date of receipt (or refusal), in the case of United States mail, the following business day, in the case of overnight express mail, and, in the case of facsimile transmission or e-mail, upon receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of laws thereof.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall together constitute but one and the same instrument.

(e) Headings. The headings and captions set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

(f) Construction. The parties hereto expressly agree that this Agreement was jointly drafted, and that they both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

(g) Recitals. The recitals to this Agreement are incorporated herein by reference and made a part hereof.

(h) Severability. The provisions of this Agreement are severable and should any provisions hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

(i) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect thereto including the Services Agreement, dated December 23, 2014, between INTREXON and THIRD SECURITY. This Agreement may not be amended or otherwise modified or supplemented except by a written instrument duly executed by both parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof. THIRD SECURITY has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THIRD SECURITY, LLC		INTREXON CORPORATION

By:	/s/ Marcus E. Smith	By:	/s/ Donald P. Lehr

Name:	Marcus E. Smith	Name:	Donald P. Lehr

Title:	Senior Managing Director and General Counsel	Title:	Chief Legal Officer

Schedule A

Services

THIRD SECURITY will provide the services necessary or appropriate to support INTREXON and the Chief Executive Officer of INTREXON. THIRD SECURITY will provide a wide variety of resources at the direction of the Chief Executive Officer of INTREXON, including the efforts of professionals with significant experience in areas such as accounting, corporate finance, research and analysis, law, tax, due diligence support, complex transaction structuring and support, mergers and acquisitions, and strategic relationship development and opportunity sourcing. THIRD SECURITY will provide executive assistant, administrative, and other support services for Mr. Kirk in his role as the Chief Executive Officer of INTREXON. Additionally, THIRD SECURITY will provide such other general support services to INTREXON as directed by Mr. Kirk in his role as Chief Executive Officer of INTREXON.